CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Form F-4 Registration Statement of Navios Maritime Acquisition Corporation of our report, dated January 29, 2010 (which includes an explanatory paragraph relating to the Company’s ability to continue as a going concern), relating to the balance sheets of Navios Maritime Acquisition Corporation as of December 31, 2009 and 2008 and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2009 and the periods from March 14, 2008 (date of inception) to December 31, 2008 and from March 14, 2008 (date of inception) to December 31, 2009, and to the reference to our Firm under the caption “Experts”.
Roseland, New Jersey
December 22, 2010